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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
H&E Equipment Services L.L.C.:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 12, 2002 contains an explanatory paragraph that states that the Company's credit agreement expires in August, 2002. This has raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

New Orleans, Louisiana
October 28, 2002